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                                                                      EXHIBIT 21
ASHWORTH, INC.


SUBSIDIARIES OF THE REGISTRANT.


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
                                    STATE OR OTHER JURISDICTION
NAME OF SUBSIDIARY                  OF INCORPORATION
Ashworth International, Inc.        US Virgin Islands
 (Foreign Sales Corporation)
Ashworth Store I, Inc.              Delaware
Ashworth Store II, Inc.             Delaware
Ashworth Store III, Inc.            Delaware
Ashworth U.K., Ltd.                 England
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